Exhibit 99.1

NEWS RELEASE
Company Contact:
Gastar Exploration Ltd.
Michael Gerlich, Vice President and CFO
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

FOR IMMEDIATE RELEASE

GASTAR EXPLORATION LTD. UPDATES CANADIAN FILINGS

HOUSTON, TX, March 31, 2011 – Gastar Exploration Ltd. (NYSE Amex: GST) said today that it has filed with the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) forms related to its oil and natural gas reserves as of December 31, 2010.  The forms filed are pursuant to Canadian National Instrument 51-101, “Standards of Disclosure for Oil and Gas Activities”, as required by the Alberta Securities Commission.  The Form 51-101F1, “Statement of Reserves Data and Other Oil and Gas Information”, Form 51-101F2, “Report of Reserve Data by Independent Qualified Reserves Evaluator”, and Form 51-101F3, “Report of Management and Directors on Oil and Gas Disclosure” for the year ended December 31, 2010 can be found for viewing by electronic means on SEDAR at www.sedar.com.

The Company’s filings comply with Canadian National Instrument 51-101 and contain natural gas and oil reserve information not included in filings and reports made with the United States Securities and Exchange Commission (“SEC”).  The Company’s SEC filings included only proved reserves based on actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company’s Canadian information filings include estimates of proven and probable reserves using both a constant and forecast pricing and costs (as opposed to the SEC’s 12-month unweighted arithmetic average of the first-day-of-the-month price for natural gas and oil prices and constant costs for the SEC’s constant pricing case and NYMEX pricing assumptions as of December 31, 2010 for the forecast case).  The probable reserve estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing oil and natural gas assets in North America. The Company currently pursues a strategy combining deep natural gas exploration and development with lower risk shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. The Company also owns coalbed methane properties located in the Powder River Basin of Wyoming. For more information, visit our web site at www.gastar.com.

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